EXHIBIT 10(xxvi)

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is entered into effective as of this 31st day of December, 2010 by and among Michael G. Carlton (the “Executive”), Crescent Financial Corporation, a North Carolina corporation (the “Corporation”), and Crescent State Bank, a North Carolina-chartered bank and wholly owned subsidiary of Crescent Financial Corporation (the “Bank”) and amends that certain Employment Agreement effective as of September 10, 2008 among the aforesaid parties (the “Agreement”).  The Corporation and the Bank are hereinafter sometimes referred to together or individually as the “Employer.”

Whereas, the Executive and the Employer desire to clarify and conform certain provisions of the Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986 (“IRC”).

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.  Section 4.3(b) of the Agreement is amended to read as follows in order to limit the outplacement reimbursement period to two years:

(b)           Outplacement and support.  If the Employer terminates the Executive’s employment without Cause or if the Executive terminates employment with Good Reason, the Employer shall pay or cause to be paid to the Executive reasonable outplacement expenses incurred during the two year period after termination in an amount up to $25,000 and for one year after termination the Employer shall provide the Executive with the use of office space and reasonable office support facilities, including secretarial assistance.

2.  The following section 5.3(c) is added to the Agreement in order to clarify the time of payment of Gross-Up Payment Amounts:

(c)  Payment of Gross-Up Payment.  All payments to be made under this section 5.3 (other than the Underpayment described in section 5.3(b)) must be made (i) where the Employer is required to withhold the related excise or other applicable taxes, when the Employer is required to withhold such taxes, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Employer is required to remit the applicable taxes or (ii) where such taxes are not required to be remitted by the Employer, as soon as practical after the determination of the amount due, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authorities by the Executive.  In the event any Underpayment described in section 5.3(b) or other reimbursement is payable under this section 5.3 as a result of a tax audit or litigation addressing the existence or amount of a tax liability, such amount must be paid by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of the Executive’s taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or the resolution of the litigation.  If any Underpayment becomes payable to the Executive other than as a result of a tax audit or litigation, such amount shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the applicable taxes.

3.  Section 7.9 of the Agreement is amended to read as follows in order (a) to limit the reimbursement period to six years, (b) to prorate the previously stated reimbursement cap over six taxable years beginning with the taxable year in which a Change in Control occurs ($41,667 per year) and (c) to increase the reimbursement cap to $250,000 per year:

7.9           Payment of Legal Fees.  The Employer is aware that after a Change in Control management of the Employer could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement.  In these circumstances the purpose of this Agreement would be frustrated.  The Employer desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder.  The Employer desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses.  Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Employer has failed to comply with any of its obligations under this Agreement, or (y) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Employer’s expense as provided in this section 7.9, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction.  Despite any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this section 7.9, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel.  The fees and expenses of counsel selected from time to time by the Executive as provided in this section and incurred during the six year period after a Change in Control occurs shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $250,000 for each taxable year of the Executive, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings.  The Employer’s obligation to pay the Executive’s legal fees provided by this section 7.9 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Employer.  Despite anything in this section 7.9 to the contrary however, the Employer shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

4.  The following is added at the end of section 7.11 of the Agreement in order to incorporate IRC Section 409A reimbursement rules:

With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Section 409A of the Internal Revenue Code of 1986, except as permitted by said Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, provided that (ii) above shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986 solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Employer’s reimbursement policies but in no event later than the end of the Executive’s taxable year following the Executive’s taxable year in which the related expense is incurred.

In Witness Whereof, the parties have executed this Amendment to Employment Agreement as of the date first written above.

Witnesses	Crescent Financial Corporation

By:

Its:

Witnesses	Crescent State Bank

By:

Its:

Witnesses	Executive

Michael G. Carlton

County of Wake	)
) ss:
State of North Carolina)

Before me this ___ day of December, 2010, personally appeared the above named ____________________ and Michael G. Carlton, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

(Notary Seal)	Notary Public

My Commission Expires: